Exhibit 10.23

AMENDED AND RESTATED

EMPLOYMENT AND NON-COMPETITION AGREEMENT

Agreement made this 27th day of September, 2011, by and between GEORGE R. JENSEN, JR., an individual (“Jensen”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

BACKGROUND

Jensen is the founder as well as the Chairman and Chief Executive Officer of USA. Jensen and USA had entered into an Amended and Restated Employment And Non-Competition Agreement dated September 24, 2009, and a First Amendment thereto dated as of April 14, 2011. As more fully set forth herein, the parties desire to amend, completely restate, and replace the foregoing agreements effective on the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.         Employment.

A.           USA shall employ Jensen as Chairman and Chief Executive Officer commencing on April 14, 2011, and continuing through June 30, 2014 (the “Employment Period”), and Jensen hereby accepts such employment.  Unless terminated by either party hereto upon at least 90-days notice prior to end of the original Employment Period ending June 30, 2014, or prior to the end of any one year extension of the Employment Period, the Employment Period shall not be terminated and shall automatically continue in full force and effect for consecutive one year periods.

B.           During the Employment Period, Jensen shall devote his full time, energy, skills, and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  During the Employment Period, Jensen shall perform and discharge well and faithfully such executive management duties for USA as shall be necessary and as otherwise may be directed by the Board of Directors of USA.

C.           Nothing contained in subparagraph 1.B hereof shall prohibit Jensen from investing his personal assets in businesses which do not compete with USA, where the form or manner of such investments will not require more than minimal services on the part of Jensen in the operation of the affairs of the business in which such investments are made, or in which his participation is solely that of a passive investor; or from serving as a member of boards of directors, boards of trustees, or other governing bodies of any organization, provided that USA approves such activities in advance; or from participating in trade associations, charitable, civic and any similar activities of a not-for-profit, philanthropic or eleemosynary nature; or from attending educational events or classes. It is understood and agreed that any such permitted activities which shall occur during business hours shall be limited to no greater than forty hours per year.

SECTION 2.         Compensation and Benefits

A.           In consideration of his services rendered, USA shall pay to Jensen a base salary of $365,000 per year during the Employment Period, subject to any withholding required by law.  Jensen’s base salary may be increased from time to time in the discretion of the Board of Directors.

B.           In addition to the base salary provided for in subparagraph A, Jensen shall be eligible to receive such bonus or bonuses as the Board of Directors of USA may, in their discretion, pay to Jensen from time to time based upon his performance and/or the performance of USA.  All awards in this regard may be made in cash or in Common Stock of USA (the “Common Stock”).

C.           Jensen shall be entitled to be reimbursed by USA for all reasonable expenses reasonably incurred by Jensen in connection with his employment duties hereunder.  Such expenses shall include, but not be limited to, all reasonable business expenses, including travel expenses such as tolls, gasoline and mileage.  Jensen shall reasonably document all requests for expense reimbursements.

D.           On the date of the execution and delivery by each of USA and Jensen of this Agreement, USA shall issue to Jensen 150,000 shares of Common Stock in exchange for agreeing to substantially modify Section 14.B of his prior employment agreement relating to excess parachute tax gross up payments. These shares shall vest as follows: 50,000 on the date hereof; 50,000 on September 27, 2012; and 50,000 on September 27, 2013. The shares shall be issued pursuant to USA’s 2011 Stock Incentive Plan, and shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 Registration Statement.

Jensen acknowledges that the vesting of the shares will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income or other taxes (including any withholding or payroll tax obligations of USA) attributable to the vesting of the shares. Not later than the business day following the date on which any of the shares are included in the taxable income of Jensen, Jensen shall satisfy USA’s withholding or payroll tax obligations in connection with such shares by either (a) the delivery by Jensen to USA of a cash payment equal to the amount of the withholding or payroll tax obligations, or (b) the assignment and transfer by Jensen to USA of that number of shares of Common Stock (which may consist of the vested shares issued hereunder to Jensen or any other shares of Common Stock owned by Jensen) having a value equal to the withholding tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.

E.           During the Employment Period, USA shall obtain and pay the premiums for, a term life insurance policy on Jensen’s life in the face amount of $2,000,000. During the Employment Period, Jensen shall designate the beneficiary of the policy. If Jensen shall die during the Employment Period, the proceeds of the policy shall be paid to his designated beneficiary. Jensen agrees to cooperate with the insurance company and USA in connection with the issuance of the policy.  Jensen agrees that he will submit to examinations by such practicing medical doctors selected by USA or the insurance company upon receipt of written request from USA or the insurance company to do so.

F.           During the Employment Period, USA shall obtain and pay the premiums for, a supplemental long-term disability policy covering Jensen over and above the existing long-term group disability plan of USA. If Jensen shall become disabled during the Employment Period, the supplemental policy would provide Jensen with monthly payments of up to 65% of Jensen’s base salary through age sixty-five. Jensen agrees to cooperate with the insurance company and USA in connection with the issuance of the policy. Jensen agrees that he will submit to examinations by such practicing medical doctors selected by USA or the insurance company upon receipt of written request from USA or the insurance company to do so.

Due to Jensen’s age, if Jensen would become disabled while employed by USA, the monthly benefit provided by the supplemental long-term disability policy is not anticipated to provide Jensen with at least 65% of Jensen’s monthly base salary. In such event, and subject to the next sentence, USA shall make monthly payments to Jensen in an amount equal to the difference between 65% of his monthly base salary and the amount of monthly benefit provided by the supplemental disability policy and any group disability policy of USA. It is anticipated that USA’s obligation to Jensen under the prior sentence would be approximately $2,250 per month, and it is understood and agreed that USA’s total obligation to Jensen under the prior sentence shall be limited to and in no event exceed $110,000.

Effective as of the date of this Agreement, Jensen agrees and acknowledges that the entire amount of any and all premiums to be paid by USA for the supplemental long-term disability policy covering Jensen shall be includible as part of Jensen’s taxable wages from USA, and shall be subject to appropriate withholding and payroll tax obligations.

G.            During the Employment Period, USA shall pay to Jensen an automobile allowance in the amount of $17,875 per annum, payable in equal semi-monthly installments.

H.           During the Employment Period, and in addition to the other benefits provided to Jensen hereunder, Jensen shall be entitled to participate in and be covered by all standard fringe and employee benefits made available to other employees of USA. These current benefits include medical and dental insurance, paid vacation and holidays, a 401(k) plan, and a long-term group disability plan.

SECTION 3.         Termination. In addition to the notice of non-renewal of the Employment Period referred to in Section 1.A hereof and as provided in Section 11.B, Jensen’s employment with USA may be terminated as follows:

A.           Voluntary Termination Without Good Reason. Jensen may voluntarily terminate Jensen’s employment hereunder without Good Reason (as defined below) at any time during the Employment Period effective as of the end of the 90-day period beginning on the date Jensen provides USA with a signed, written notice of Jensen’s termination; provided, in its sole discretion (i) USA may accept such resignation effective as of an earlier date in lieu of waiting for passage of the 90-day notice period, or (ii) during all or any part of the 90-day notice period, USA may retain Jensen as an employee but modify, reduce or eliminate Jensen’s duties hereunder. If Jensen voluntarily terminates Jensen’s employment hereunder without Good Reason, USA will pay to Jensen only (i) Jensen’s annual base salary earned through the date of termination, (ii) all bonuses earned and vested on or before the date of termination, and (iii) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

B.           Voluntary Termination With Good Reason.

(i)           Jensen may voluntarily terminate Jensen’s employment hereunder with Good Reason (as defined below) at any time during the Employment Period,  effective as of the end of the 90-day period beginning on the date Jensen provides USA with a signed, written notice of Jensen’s termination; provided, in its sole discretion (A) USA may accept such resignation effective as of an earlier date in lieu of waiting for passage of the 90-day notice period, or (B) during all or any part of the 90-day notice period, USA may retain Jensen as an employee but modify, reduce or eliminate Jensen’s duties hereunder.

(ii)           If Jensen voluntarily terminates Jensen’s employment hereunder with Good Reason at any time during the Employment Period, Jensen will be entitled to receive the following compensation and benefits:

(a) On or before the termination of Jensen’s employment, USA shall pay to Jensen a lump sum equal to two years of his base salary at the time of the termination date;

(b) all bonuses earned or vested on or before the date of termination;

(c) all restricted stock awards and stock options shall become immediately vested on the date of termination;

(d) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement; and

(e)  During the two year period following the date of termination,  USA shall arrange at its cost to provide Jensen with health, life and disability benefits substantially similar to those which Jensen is receiving immediately prior to the date of termination. Benefits otherwise receivable by Jensen pursuant to this subsection shall be reduced to the extent comparable benefits are actually received by or made available to Jensen without cost during such period following Jensen’s termination of employment (and any such benefits actually received by Jensen shall be reported to USA by Jensen).

(iii)          For purposes of this Agreement, “Good Reason” means any of the following conditions, which remains uncured after the expiration of 30 days following the delivery of written notice of such condition to USA by Jensen, with respect to which Jensen terminates employment within 120 days after the initial existence of the condition: (A) a material breach of the terms of this Agreement by USA; (B) the assignment by USA to Jensen of duties in any way materially inconsistent with Jensen’s authorities, duties, responsibilities, and status, as Chief Executive Officer of USA, or a material reduction or alteration in the nature or status of Jensen’s authority, duties, or responsibilities; provided, however, that a material reduction or alteration referred to in this subsection (B) shall not include any change or reduction in Jensen’s authorities, duties or responsibilities resulting solely from USA becoming a private company or a subsidiary or division of another company; (C) USA reduces Jensen’s annual base salary; (D) any reduction by USA in the kind or level of employee benefits to which Jensen is entitled immediately prior to such reduction with the result that Jensen’s overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally; or (E) requiring Jensen to be based at a location in excess of 50 miles from Jensen’s current residence.

(iv)           As a condition to Jensen receiving or continuing to receive any of the payments or benefits provided under this subsection B, Jensen shall have executed and delivered  to USA (and not revoked) a release of any and all claims, suits, or causes of action against USA and its affiliates in form reasonably acceptable to USA.

C.           Termination Without Cause.

(i) USA, in its sole discretion, may terminate Jensen’s employment hereunder without Cause (as defined below), at any time by giving Jensen at least 30 days’ (and not more than 90 days’) prior written notice of USA’s intent to terminate Jensen’s employment as of a specified date; provided, during all or any part of the remaining Employment Period, USA, in its sole discretion, may modify, reduce or eliminate Jensen’s duties hereunder.

(ii) If USA terminates Jensen’s employment hereunder without Cause at any time during the Employment Period, Jensen will be entitled to receive the following compensation and benefits:

(a) On or before the termination of Jensen’s employment, USA shall pay to Jensen a lump sum equal to two years of his base salary at the time of the termination date;

(b) all bonuses earned or vested on or before the date of termination;

(c) All restricted stock awards or stock options shall become immediately vested on the date of termination;

(d) any other benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement; and

(e) During the two year period following the date of termination,  USA shall arrange at its cost to provide Jensen with health, life and disability benefits substantially similar to those which Jensen is receiving immediately prior to the date of termination. Benefits otherwise receivable by Jensen pursuant to this subsection shall be reduced to the extent comparable benefits are actually received by or made available to Jensen without cost during such period following Jensen’s termination of employment (and any such benefits actually received by Jensen shall be reported to USA by Jensen).

D.           Termination With Cause.

(i)           USA may immediately terminate Jensen’s employment hereunder for Cause (as defined below) at any time during the Employment Period upon delivery of written notice to Jensen.

(ii)           If USA terminates Jensen’s employment hereunder with Cause at any time during the Employment Period, Jensen will only be entitled to receive the following compensation and benefits:

(a) On or before the termination of Jensen’s employment, USA shall pay Jensen his base salary through the date of termination;

(b) all bonuses earned or vested on or before the date of termination;  and

(c) any other benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

(iii) For purposes of this Agreement, “Cause” means any of the following have occurred or exist as determined by the USA Board of Directors (or its designee): (A) Jensen’s fraud, gross malfeasance, or willful misconduct, with respect to USA’s business; (B) any material breach by Jensen of this Agreement, which breach is not cured (if curable) by Jensen within thirty (30) days after written notice of such breach is delivered to Jensen by USA; (C) any willful violation by Jensen of any law, rule or regulation, which violation results or could reasonably be expected to result, in material harm to the business or reputation of USA; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; or (E) any intentional misapplication by Jensen of USA’s funds, or any material act of dishonesty committed by Jensen.

E.            Termination Due to Death or Disability.

(i) Jensen’s employment with USA will end upon Jensen’s death. Upon Jensen’s death, his designated beneficiary shall be entitled to receive the proceeds of the life insurance policy paid for by USA that is referred to in Section 2.E, and USA will pay to Jensen’s personal representative only (A) Jensen’s annual base salary earned through the date of death, (B) all bonuses earned and vested on or before the date of death, and (C) any benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

(ii) If Jensen becomes disabled during the Employment Period, USA may terminate Jensen’s employment under this Agreement upon giving Jensen or Jensen’s legal representative written notice at least 30 days before the termination date. For purposes of this Agreement, and subject to any applicable waiting period, “disabled” means if Jensen is deemed disabled for purposes of the supplemental long-term disability policy obtained and paid for by USA which is referred to Section 2.F. If Jensen’s employment hereunder is terminated due to Jensen’s disability, USA will pay to Jensen or his personal representative only (A) Jensen’s annual base salary earned through the date of termination, (B) all bonuses earned and vested on or before the date of termination, and (C) any benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

F.           In addition to any other terms or conditions that survive the termination of Jensen’s employment with USA, all of the terms and conditions of Section 4, 5 and 6 shall survive the termination of Jensen’s employment with USA for any reason whatsoever, including  under this Section 3.

G.           Except as specifically provided otherwise herein, Jensen shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Jensen receives for services rendered after Jensen’s termination of employment with USA.

H.           In the event Jensen is terminated for any reason whatsoever other than for Cause, USA, at its expense, shall provide one year of professional outplacement services which are customary for an executive of Jensen’s stature through and at the facilities of an outplacement firm.

I.           For purposes of this Agreement, the term “USA Transaction” shall mean:

(i) the acquisition by any person, entity or group required to file (or which  would be required to file if USA had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) or any acquisition by any person entitled to file (or which would be entitled to file if USA had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of  USA’s then outstanding voting securities entitled to vote generally in the election of  Directors (the “Outstanding Shares”); or

(ii)           a change in the composition of the Board of Directors of USA over a period of twelve (12) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to USA), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

 (iii) approval by the shareholders of USA of a reorganization, merger, consolidation,  liquidation, or dissolution of USA,  or the sale, transfer, lease or  other  disposition of all or substantially all of the assets of USA ( “Business Combination”).

Notwithstanding subsection (iii) above, and other than in connection with a liquidation or dissolution of USA, a  Business Combination described in subsection  (iii)  above shall not constitute  a USA Transaction if   following such Business Combination,  (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly , more than  51% of   the combined voting power of  the then outstanding voting securities entitled to vote generally in the election of Directors  of the entity resulting from such business combination  (including without limitation, an entity which as a result of such transactions owns  USA or all or substantially all of USA’s assets either directly or through one or more subsidiaries), and  (B) no person owns, directly or indirectly, 49% or more of the  combined voting  power of  the then outstanding voting  securities of the entity resulting from such Business Combination  except to the extent that such ownership existed prior to the Business Combination.

SECTION 4. Business Secrets.

A.           Except in connection with his duties hereunder, Jensen shall not, directly or indirectly, at any time from and after the date hereof, and whether or not the Employment Period has terminated, or whether or not Jensen’s employment has terminated for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USA, or concerning USA’s customers, clients, accounts or suppliers, that Jensen learned as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement, and whether prior to or after the date hereof, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by Jensen’s direct or indirect disclosure or other acts. Jensen agrees to use his best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USA’s premises, whether physically or electronically, without the express written permission of USA.

B.           From and after the date hereof, except in connection with his duties hereunder, and for a two (2) year period following the termination of the Employment Period, or for a two (2) year period following the termination of Jensen’s employment hereunder if earlier, Jensen shall not solicit, or divert business from, or serve, or sell to, any customer or account of USA of which Jensen is or becomes aware, or with which Jensen has had personal contact as a result of, in connection with, through his employment with, or through his affiliation with USA, whether or not pursuant to this Agreement and whether prior to or after the date hereof.

C.           All documents, data, know-how, designs, inventions, names, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Jensen by USA, or by USA’s customers, clients, accounts, or suppliers, or developed by Jensen on behalf of USA or at USA’s direction or for USA’s use, or otherwise devised, developed, created, or invented in connection with Jensen’s employment hereunder or his affiliation with USA (whether or not during normal working hours), are and shall remain the sole and exclusive property of USA, and Jensen shall have no right or interest whatsoever thereto, including but not limited to, any copyright or patent interest whatsoever.  If USA requests the return of any such items (including all copies) at any time whatsoever, Jensen shall immediately deliver the same to USA.

D.   All documents, data, know-how, designs, products, ideas, equipment, inventions, names, devices, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by Jensen on behalf of USA or at its direction or for USA’s use, or otherwise devised, developed, created, or invented in connection with Jensen’s employment with USA or Jensen’s affiliation with USA (whether or not during normal working hours), and whether before or after the date of this Agreement, are and shall remain the sole and exclusive property of USA, and Jensen agrees to apprise USA of the existence of such, and Jensen does not and shall not have any right, title,  or interest whatsoever thereto.  Jensen hereby acknowledges that all such rights to intellectual property shall belong exclusively to USA and not to Jensen. Any and all rights of ownership in connection with any of the foregoing shall belong solely to USA, and all copyright, patent, trademark, or similar rights or interests shall be the sole and exclusive property of USA.  Jensen  hereby assigns, transfers, and conveys to USA all of Jensen’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights to effectuate, confirm, or evidence such assignment, transfer and conveyance, including but not limited to, executing and delivering any and all applicable forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule or regulation.

E.   At any and all times from and after the date hereof, and for a two (2) year period following the termination of Jensen’s employment with USA for any reason whatsoever, Jensen shall not (a) directly or indirectly, attempt to hire, or hire, any person employed by USA; or (b) directly or indirectly, interfere with USA’s relations with any person employed by it.

SECTION 5.  Restrictive Covenant.  From and after the date hereof, and for a two  (2) year period following the termination of the Employment Period, or for a two (2) year period following the termination of Jensen’s employment hereunder if earlier, Jensen shall be prohibited from competing in all fifty states of the United States, and in each foreign country, possession, or territory in which USA is engaged in or actively pursuing business as of the termination or at any time during the preceding twelve month period, with the business of USA as presently or as hereinafter conducted, including but not limited to,  the ownership or licensing or development of a cashless system which controls, monitors, and/or networks devices, including beverage vending machines.  For the purposes hereof, the term “competing” shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sublessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.

SECTION 6.  Remedies.  Jensen acknowledges that any breach by him of the obligations set forth in Sections 4 or 5 hereof would substantially and materially impair and irreparably harm USA’s business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate.  Consequently, Jensen agrees that in the event of any breach or any threatened breach by Jensen of any of the provisions of Sections 4 or 5 hereof, USA shall be entitled in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and to the payment by Jensen of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys’ fees.  The remedies granted to USA in this Agreement are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

SECTION 7.  Waiver of Breach.  The waiver by USA of a breach of any provision of this Agreement by Jensen shall not operate or be construed as a waiver of any other or subsequent breach by Jensen of such or any other provision.

SECTION 8.  Notices.  All notices required or permitted hereunder shall be in writing and shall be sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

To USA:

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
Attn: Stephen P. Herbert, President

To Jensen:

Mr. George R.  Jensen, Jr.
517 Legion Drive
West Chester, Pennsylvania 19380

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein.  All notices required or permitted hereunder shall be deemed duly given and received on the second day next succeeding the date of mailing.

SECTION 9.  Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law.

SECTION 10.  Governing Law.  The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

SECTION 11.  Binding Effect and Assignability.

    A.          The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns.  This Agreement, or  any  part thereof, may not be assigned by Jensen.

B.          At the time of the consummation of a USA Transaction, and as a condition thereof, USA shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of USA expressly to assume and agree to perform this Agreement to the same extent that USA would be required to perform it if no such USA Transaction had taken place. Failure of USA to obtain an assumption of this Agreement at or prior to the consummation of the USA Transaction shall result in the termination of Jensen’s employment on the date of the USA Transaction. In the event of the termination of Jensen’s employment, Jensen shall receive from USA all of the compensation and benefits described in subparagraphs (a), (b), (c), and (d) of Section 3.C (ii) as if Jensen’s employment had been terminated by USA without Cause on the date of the consummation of the USA Transaction. In addition to any other terms or conditions that survive the termination of Jensen’s employment with USA, all of the terms and conditions of Section 4, 5 and 6 shall survive the termination of Jensen’s employment with USA. Except as specifically provided otherwise herein, Jensen shall not be required to mitigate the amount of any payment provided for in this Section 11.B by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Jensen receives for services rendered after Jensen’s termination of employment with USA.  As used in this Agreement, USA shall mean USA and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, or by operation of law, or otherwise.

SECTION 12.  Special Tax Provision.  Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Jensen may become entitled under Section 3 or 11.B of this Agreement shall be made or provided to him prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Company (as determined in accordance with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Section 409A and the Treasury Regulations thereunder) or (ii) the date of his death, if Jensen is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 12.A (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Jensen in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

 SECTION 13.  Entire Agreement.  This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and there are no other agreements between the parties relating to the subject matter hereof.  This Agreement completely replaces and supersedes the prior employment agreements entered into between Jensen and USA. This Agreement shall be effective from and after the date hereof. This Agreement may only be modified by an agreement in writing executed by both USA and Jensen.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert, President

/s/ George R. Jensen, Jr.
GEORGE R. JENSEN, JR.

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